Columbia Funds Series Trust I - Annual N-SAR report for the fiscal year ending 3/31/12

Columbia Bond Fund
Columbia Corporate Income Fund
Columbia Emerging Markets Fund
Columbia Energy and Natural Resources Fund
Columbia Intermediate Bond Fund
Columbia International Growth Fund
Columbia Pacific/Asia Fund
Columbia Select Large Cap Growth Fund
Columbia Select Small Cap Fund
Columbia Value and Restructuring Fund
Columbia U.S. Treasury Index Fund
(each a "Fund", collectively the "Funds")

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                                                                  EXHIBIT 77D

Item 77D/77Q1(b) - Policies with Respect to Securities Investments:

On January 17, 2012, Form Type 497(e), Accession No. 0001193125-12-013093, a
supplement to the registration statement of Columbia Funds Series Trust I on behalf of the Columbia Select Small Cap Fund was filed with the SEC. It is hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR. The supplement made material changes to the disclosure of the Columbia Select Small Cap Fund's prospectuses, as follows:

1.	Principal Investment Strategies

Effective on January 27, 2012, the section of each prospectus for the Fund entitled "Principal Investment Strategies" is deleted in its entirety and replaced with the following disclosure:

Under normal circumstances, the Fund invests at least 80% of its net assets in equity securities (including, but not limited to, common stocks, preferred stocks and securities convertible into common or preferred stocks) of companies that have market capitalizations in the range of companies in the Russell 2000 Growth Index at the time of purchase (between $23 million and $3.7 billion as of December 31, 2011). The Fund invests primarily in common stocks of companies that Columbia Management Investment Advisers, LLC, the Fund's investment adviser (the Adviser), believes have the potential for long-term, above-average earnings growth. The Fund may also invest up to 20% of its net assets in stocks of companies that have market capitalizations at time of purchase outside the range of Russell 2000 Growth Index.

The Fund may also invest up to 20% of its total assets in foreign securities. The Fund may invest directly in foreign securities or indirectly through depositary receipts. Depositary receipts are receipts issued by a bank or trust company and evidence ownership of underlying securities issued by foreign companies.

The Adviser combines fundamental and quantitative analysis with risk management in identifying investment opportunities and constructing the Fund's portfolio. The Adviser considers, among other factors:

- the financial condition and management of a company, including its competitive position, the quality of its balance sheet and earnings, its future prospects, the strength of its corporate culture, including the structure of economic and other incentives for employees and management, and the potential for growth and stock price appreciation.

- overall economic and market conditions.

The Adviser may sell a security when the security's price reaches a target set by the Adviser; if the Adviser believes that there is deterioration in the issuer's financial circumstances or fundamental prospects, or that other investments are more attractive; or for other reasons.

The Fund's investment strategy may involve the frequent trading of portfolio securities. This may cause the Fund to incur higher transaction costs (which may adversely affect the Fund's performance) and may increase taxable distributions for shareholders.


2.	Principal Risks

Effective on January 27, 2012, the section of each prospectus for the Fund entitled "Principal Risks" is revised by deleting Derivatives Risk, Special Situations Risk and Value Securities Risk and by adding the following:

- Currency Risk - Securities denominated in non-U.S. dollar currencies are subject to the risk that, for example, if the value of a foreign currency were to decline against the U.S. dollar, such decline would reduce the U.S. dollar value of any securities held by the Fund denominated in that currency.

- Foreign Securities Risk - Foreign securities are subject to special risks as compared to securities of U.S. issuers. For example, foreign markets can be extremely volatile. Fluctuations in currency exchange rates may impact the value of foreign securities denominated in foreign currencies or in U.S. dollars, without a change in the intrinsic value of those securities. Foreign securities may be less liquid than domestic securities so that the Fund may, at times, be unable to sell foreign securities at desirable times or prices. Brokerage commissions, custodial fees and other fees are also generally higher for foreign securities. The Fund may have limited or no legal recourse in the event of default with respect to certain foreign securities, including those issued by foreign governments. In addition, foreign governments may impose potentially confiscatory withholding or other taxes, which could reduce the amount of income and capital gains available to distribute to shareholders. Other risks include possible delays in the settlement of transactions or in the payment of income; generally less publicly available information about companies; the impact of political, social or diplomatic events; possible seizure, expropriation or nationalization of a company or its assets; possible imposition of currency exchange controls; and accounting, auditing and financial reporting standards that may be less comprehensive and stringent than those applicable to domestic companies.

- Frequent Trading Risk - Frequent trading of investments increases the possibility that the Fund will realize taxable capital gains (including short-term capital gains, which are generally taxable at higher rates than long-term capital gains for U.S. federal income tax purposes), which could reduce the Fund's after-tax return. Frequent trading can also mean higher brokerage and other transaction costs, which could reduce the Fund's return.

- Sector Risk - At times, the Fund may have a significant portion of its assets invested in securities of companies conducting business in a broadly related group of industries within an economic sector. Companies in the same economic sector may be similarly affected by economic or market events, making the Fund more vulnerable to unfavorable developments in that economic sector than funds that invest more broadly.


3.	Performance Information

Effective on January 27, 2012, the Fund has added Russell 2000 Growth Index as a benchmark. Accordingly, effective on such date, the following changes are made to the prospectuses:


- The paragraph under the section of each prospectus for the Fund entitled "Performance Information - Average Annual Total Return" is deleted in its entirety and replaced with the following disclosure:

The table compares the Fund's returns for each period with those of the Russell 2000 Index and Russell 2000 Growth Index. The Russell 2000 Index is an unmanaged index composed of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization, which represents approximately 98% of the investable U.S. equity market. The Russell 2000 Growth Index measures the performance of those Russell 2000 Index companies with higher price-to-book ratios and higher forecasted growth values. Prior to January 27, 2012, the Russell 2000 Index was the Fund's sole benchmark. The Fund added the Russell 2000 Growth Index as a benchmark effective January 27, 2012 because the Adviser believes that the additional index provides a useful performance comparison given the Fund's investment in companies believed to have the potential for long-term, above-average earnings growth.

- The following line under the section of each prospectus for the Fund entitled "Performance Information - Average Annual Total Return" is added with the following disclosure:

Russell 2000 Growth Index           1 year    5 years   10 years
(reflects no deductions
for fees, expenses or taxes)        -2.91%      2.09%      4.48%

4.	Management of the Fund

Effective January 27, 2012, the Fund will be managed by different portfolio managers. Accordingly, effective on such date, the following changes are made to the prospectuses:

- The section of each prospectus for the Fund entitled "Investment Adviser and Portfolio Manager(s) - Portfolio Manager" is deleted in its entirety and replaced with the following:

Portfolio Managers

Wayne M. Collette, CFA
Lead manager. Service with the Fund since January 2012.

George J. Myers, CFA
Co-manager. Service with the Fund since January 2012.

Lawrence W. Lin, CFA
Co-manager. Service with the Fund since January 2012.

Brian D. Neigut
Co-manager. Service with the Fund since January 2012.

- The section of each prospectus for the Fund entitled "Management of the Fund - Primary Service Providers - Portfolio Manager" is deleted in its entirety and replaced with the following:

Portfolio Managers

Information about the Adviser's portfolio managers who are primarily responsible for overseeing the Fund's investments is shown in the table below. The SAI provides more information about each portfolio manager's compensation, other accounts managed by each portfolio manager and each portfolio manager's ownership of securities in the Fund.

Wayne M. Collette, CFA
Lead manager. Service with the Fund since January 2012.

Portfolio Manager of the Adviser. From 2001 until joining the Adviser in May 2010, Mr. Collette was associated with the Fund's previous investment adviser or its predecessors as an investment professional. Mr. Collette began his investment career in 1996 and earned a B.A. from Brandeis University and an M.B.A. in finance from the Columbia Business School at Columbia University.

George J. Myers, CFA
Co-manager. Service with the Fund since January 2012.

Portfolio Manager of the Adviser. From 2004 until joining the Adviser in May 2010, Mr. Myers was associated with the Fund's previous investment adviser or its predecessors as an investment professional. Mr. Myers began his investment career in 1998 and earned a B.B.A., an M.S. in Finance and an M.S. in Real Estate from the University of Wisconsin at Madison.

Lawrence W. Lin, CFA
Co-manager. Service with the Fund since January 2012.

Portfolio Manager of the Adviser. From December 2006 until joining the Adviser in May 2010, Mr. Lin was associated with the Fund's previous investment adviser or its predecessors as an investment professional. Mr. Lin was a research analyst at Primarius Capital from May 2006 to December 2006, and at Engemann Asset Management from July 1998 to April 2006. Mr. Lin began his investment career in 1998 and earned a B.S. from the University of Southern California.

Brian D. Neigut
Co-manager. Service with the Fund since January 2012.

Portfolio Manager of the Adviser. From February 2007 until joining the Adviser in May 2010, Mr. Neigut was associated with the Fund's previous investment adviser or its predecessors as an investment professional. Mr. Neigut was a portfolio manager at Kern Capital Management LLC from February 2006 to February 2007, and at OppenheimerFunds Inc. from November 2003 to February 2006. Mr. Neigut began his investment career in 1995 and earned a B.B.A. from Pacific Lutheran University.

5.	Additional Investment Strategies and Policies

- Effective on January 27, 2012, the section of each prospectus for the Fund entitled "Additional Investment Strategies and Policies - Holding Other Kinds of Investments" is deleted in its entirety and replaced with the following disclosure:

The Fund may hold investments that are not part of its principal investment strategies. These investments and their risks are described below and in the Statement of Additional Information (SAI). The Fund may choose not to invest in certain securities described in this prospectus and in the SAI, although it has the ability to do so.
The Fund may invest in derivatives such as futures, forward contracts, options and swap contracts, including credit default swaps.
Derivatives are financial contracts whose values are based on (or "derived" from), for example, traditional securities (such as a stock or bond), assets (such as a commodity like gold or a foreign currency), reference rates (such as LIBOR) or market indices (such as the S&P 500(r) Index). The Fund may use derivative instruments for both hedging and non-hedging purposes, including, for example, to produce incremental earnings, to hedge existing positions, to provide a substitute for a position in an underlying asset, to increase or reduce market or credit exposure, or to increase flexibility. Derivative strategies often involve leverage, which may exaggerate a loss, potentially causing the Fund to lose more money than it would have lost had it invested in the underlying security or other asset. The values of derivatives may move in unexpected ways, especially in unusual market conditions, and may result in increased volatility, among other consequences. The use of derivatives may also increase the amount of taxes payable by shareholders holding shares in a taxable account. Other risks arise from the Fund's potential inability to terminate or to sell derivative positions. A liquid secondary market may not always exist for the Fund's derivative positions at times when the Fund might wish to terminate or to sell such positions. Derivatives traded in the over-the-counter market (investments not traded on an exchange) are subject to the risk that the other party will not meet its obligations. The use of derivatives also involves the risks of mispricing or improper valuation and that changes in the value of the derivative may not correlate perfectly with the underlying security, asset, reference rate or index. The Fund also may not be able to find a suitable derivative transaction counterparty, and thus may be unable to engage in derivative transactions when it is deemed favorable to do so, or at all. For more information on the risks of derivative investments and strategies, see the SAI.

- Effective as of the date of this supplement, the second paragraph of the section of each prospectus for the Fund entitled "Additional Investment Strategies and Policies - Portfolio Holdings Disclosure" is replaced with the following disclosure:

With respect to portfolio holdings as of January 31, 2012 and after, the Fund's complete portfolio holdings as of a month-end are disclosed approximately but no earlier than 30 calendar days after such month-end.

6.	Closing the Fund to New Investors and New Accounts

Effective on the date of this supplement, the following sub-section is added under "Choosing a Share Class - The Funds" for the prospectus offering Classes A, C and R shares of the Fund and under "About Class Z Shares - The Funds" for the prospectus offering Class Z shares of the Fund:

Fund Closing

As of the close of business on February 17, 2012 (the "Closing Date"), the Fund will suspend its offer and sale of shares to new investors and new accounts, subject to certain limited exceptions described below:

1. Investors who have opened and funded an account with the Fund on or prior to the Closing Date will be able to make additional purchases of Fund shares and will be able to continue reinvestment of dividends and capital gain distributions;

2. Any retirement plan, discretionary wrap program or similar investment vehicle may purchase Fund shares and add new accounts for the Fund if the investor or another plan, program or similar investment vehicle with the same or an affiliated sponsor has invested in the Fund as of the Closing Date;

3. All retirement plans, discretionary wrap programs or similar investment vehicles that have approved the Fund as an investment option as of the Closing Date, but that have not opened an account as of that date, may open an account and purchase Fund shares and add new accounts for the Fund, provided that the plan, program or similar investment vehicle opens its initial account with the Fund on or prior to April 17, 2012;

4. All discretionary wrap programs, discretionary model retirement asset allocation programs or similar investment vehicles that follow an asset allocation model that includes the Fund as an investment option as of the Closing Date may open an account and purchase Fund shares and add new accounts for the Fund; and

5. Any state tuition plan managed by Columbia Management Investment Advisers, LLC and organized under Section 529 of the Internal Revenue Code that has accounts that hold shares of the Fund as of the Closing Date may continue to purchase Fund shares and to add new accounts for the Fund.

In the event that an order to purchase shares is received by the Fund or its transfer agent after the Closing Date from a new investor or a new account that is not eligible to purchase shares, that order will be refused by the Fund or its transfer agent and any money that the Fund or its transfer agent received with the order will be returned to the investor, account or selling agent, as appropriate, without interest. Although the Closing Date is expected to be February 17, 2012, the Fund reserves the right to delay or accelerate the date.